Exhibit 10.3

DEMAND PROMISSORY NOTE

ZYNEX MEDICAL HOLDINGS, INC.

        $23,003.84                     Date: June 30, 2006

FOR VALUE RECEIVED, the undersigned promises to pay within ten (10) days of demand to the order of Thomas Sandgaard or any holder thereof the sum of twenty three thousand, three dollars and eighty four cents ($23,003.84), together with interest of 8.25% per annum from July 1, 2006 until paid. .

Upon default in making payment within 10 days of demand, and providing this note is turned over for collection, Zynex agrees to pay all reasonable legal fees and costs of collection to the extent permitted by law. This note shall be enforced in accordance with the laws of the State of Colorado. All parties to this note waive presentment, notice of non-payment, protest and notice of protest, and agree to remain fully bound notwithstanding extension or modification of terms.

All notices, payments and performance of the obligations under this Note shall be made at 1175 Castle Pointe Road, Castle Rock, CO 80104 or such other location as the holder may notify Zynex in writing. All notices or demands to the Company shall be given in writing to the Company’s principal office location at 8100 Southpark Way ,Suite A-9, Littleton, Colorado 80120. Notices to all parties will be deemed provided when actually received by the other party.

Zynex Medical Holdings, Inc.

/s/ Peter J. Leveton
By:Peter J. Leveton Chief Financial Officer